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                                                                   EXHIBIT 99.3

                             LOGIQUE DISCRETE INC.

                                  PROCURATION

      Sollicitee par la direction pour l'assemblee generale speciale des actionnaires

                      qui se tiendra le 3 mars 1999

  Le soussigne, actionnaire de LOGIQUE DISCRETE INC. (la (Societe)) constitue par les presentes Richard J. Szalwinski ou, a defaut, Francois Plamondon, ou a
leur place,                  son fonde de pouvoir, pour assister et agir en
son nom a l'assemblee generale speciale des actionnaires de la Societe qui aura lieu le 3 mars 1999 ou a tout ajournement de cette assemblee. Il lui confere tous les pouvoirs qu'il pourrait exercer s'il etait present a une telle assemblee ou reprises, et avec autorite pour le fonde de pouvoir de voter selon sa discretion a moins de mentions specifiques incluses a la presente et le fonde de pouvoir pourra voter et agir selon sa discretion quant aux modifications ou aux variations apportees aux questions enoncees dans l'avis de convocation a l'assemblee et quant a toute autre question dument soumise a l'assemblee.

  Le fonde de pouvoir est par les presentes specifiquement autorise a exercer cette procuration afin de voter ou de s'abstenir de voter les actions qui sont inscrites au nom du soussigne comme suit:

  EN FAVEUR [_] CONTRE [_] d'une resolution speciale produite a l'annexe E-2 de la circulaire conjointe de sollicitation de procurations et prospectus par la direction d'Autodesk, Inc., et de Logique Discrete Inc. de 9066-9771 Quebec Inc. eu de 9066-9854 Quebec Inc. approuvant la fusion de 9066-9771 Quebec Inc., 9066-9854 Quebec Inc. et Logique Discrete Inc., la convention intitulee Second Amended and Restated Agreement and Plan of Acquisition and Amalgamation datee du 18 novembre 1998 et modifiee le 18 decembre 1998 et le 18 janvier 1998, intervenue entre Autodesk, Inc., 9066-9771 Quebec Inc., 9066-9854 Quebec Inc., Autodesk Canada Inc., Autodesk Development B.V. et Logique Discrete Inc., la convention de fusion, telle que modifiee, datee du 18 novembre 1998 et modifiee en 18 janvier 1999, intervenue entre Logique Discrete Inc., 9066-9854 Quebec Inc., 9066-9771 Quebec Inc. et Autodesk, Inc., a titre d'intervenant, et confirmant le reglement special 1998-1 ayant trait a la fusion impliquant 9066-9771 Quebec Inc., 9066-9854 Quebec Inc. et Logique Discrete Inc.

Date:__________  Signature: ___________________________________________________

  Nom (en caracteres d'imprimerie): __________________________________________

Notes:

(1) Cette procuration doit etre signee par l'actionnaire ou par son mandataire autorise par ecrit. Si l'actionnaire est une societe, la procuration doit porter son sceau ou etre signee par un dirigeant ou un mandataire dument autorise. Les codetenteurs doivent tous signer. Les executeurs, administrateurs, fiduciaires et autres representants doivent faire mention de leur fonction lorsqu'ils signent. Une procuration non datee est reputee porter la date de son envoi par la poste a l'actionnaire.

(2) Un actionnaire peut nommer comme fonde de pouvoir pour assister et agir en son nom a l'assemblee une personne (qui n'a pas a etre actionnaire) autre que les personnes designees dans cette procuration en inscrivant le nom de cette personne dans l'espace prevu ou en remplissant une autre procuration appropriee.

(3) Lors d'un vote a main levee ou d'un scrutin, les voix afferentes aux actions representees par cette procuration sont exprimees, selon les directives donnees par l'actionnaire; en l'absence de directives contraires, les voix afferentes aux actions sont exprimees (EN FAVEUR) de la question specifiee aux presentes.